UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2005
Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-22494	880304799

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S,	89109
Las Vegas, Nevada

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 567-7000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
New Credit Facility; Guaranty
     On November 10, 2005, Ameristar Casinos, Inc. (the “Company”) entered into a $1.2 billion Credit Agreement (the “New Credit Facility”) among the Company, the lenders from time to time party thereto, Wells Fargo Bank, N.A., as Syndication Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Deutsche Bank Trust Company Americas, as Administrative Agent.
     The New Credit Facility provides for a seven-year $400 million term loan facility (the “Term Facility”), which the Company fully borrowed at closing, and a five-year $800 million revolving loan facility (the “Revolving Facility”), which was undrawn at closing. The Revolving Facility includes a $75 million letter of credit sub-facility and a $25 million swingline loan sub-facility. Upon the satisfaction of certain conditions, the Company will have the option to increase the total amount available under the New Credit Facility by up to an additional $400 million, in the form of incremental terms loans or additional borrowings under the Revolving Facility.
     The New Credit Facility provides, in part, for the replacement of the Company’s prior credit facility, dated as of December 20, 2000, as amended, among the Company, the various lenders party thereto and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent (the “Prior Credit Facility”). On November 10, 2005, proceeds of the Term Facility borrowing were used to repay all $362.2 million principal amount of loans outstanding under the Prior Credit Facility and all commitments under the Prior Credit Facility were terminated. The remaining proceeds of the Term Facility borrowing and any future borrowings under the Revolving Facility may be utilized by the Company for general corporate and working capital purposes, including the repayment, redemption or repurchase of the Company’s 10-3/4% senior subordinated notes due 2009.
     Also on November 10, 2005, each of the Company’s subsidiaries (the “Guarantors”) entered into a guaranty (the “Guaranty”) pursuant to which the Guarantors guaranteed the Company’s obligations under the New Credit Facility. The obligations of the Company under the New Credit Facility, and of the Guarantors under the Guaranty, are secured by substantially all of the assets of the Company and the Guarantors.
     The borrowing under the Term Facility bears interest at the London Interbank Offered Rate (“LIBOR”) plus 150 basis points or the base rate plus 50 basis points, at the Company’s option. Borrowings under the Revolving Facility will bear interest initially at LIBOR plus 100 basis points or the base rate plus 0 basis points. The LIBOR margin is subject to adjustment between 75 and 175 basis points and the base rate margin is subject to adjustment between 0 and 75 basis points, in each case depending on the Company’s leverage ratio. The commitment fee on the Revolving Facility will range from 25 to 50 basis points, depending on the leverage ratio.
     The New Credit Facility contains covenants that limit the ability of the Company and its subsidiaries, among other things, to:
•	incur liens on property or assets;

•	incur or guarantee indebtedness;

•	pay dividends or repurchase stock;

•	enter into transactions with affiliates;

•	consummate asset sales, acquisitions or mergers; or

•	make investments.
     The New Credit Facility requires compliance with the following financial covenants (in each case calculated as set forth in the New Credit Facility):

•	minimum consolidated fixed charge coverage ratio;

•	maximum leverage ratio;

•	maximum senior leverage ratio; and

•	maximum consolidated capital expenditures.
     Amounts due under the New Credit Facility may be accelerated upon the occurrence of an event of default, including:
•	failure to make required payments;

•	failure to comply with certain agreements, representations or covenants;

•	certain cross-default events;

•	changes of control of the Company;

•	certain events of bankruptcy and insolvency;

•	failure to pay certain judgments; and

•	revocation of certain gaming licenses.
Item 1.02. Termination of a Material Definitive Agreement.
     The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.
November 15, 2005	By:	/s/ Peter C. Walsh
		Name:	Peter C. Walsh
		Title:	Senior Vice President and General Counsel